Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-32161, No. 333-57573, No. 333-86091, No. 333-45736, No. 333-67480, No. 333-97541, No. 333-107700, No. 333-117885, No. 333-127716 and No. 333-135822) of Iridex Corporation of our report dated September 20, 2007 relating to the Combined Statements of Assets Sold and Liabilities Transferred and Statements of Revenues and Direct Operating Expenses of the Aesthetics Business of Laserscope (a wholly-owned subsidiary of American Medical Systems Holdings, Inc.), as of December 30, 2006 and for the period from July 20, 2006 to December 30, 2006 (Successor), which appears in this Current Report on Form 8-K/A of Iridex Corporation.
/s/ PricewaterhouseCoopers LLP
San Jose, California
November 20, 2007